UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 13, 2012

Commission File Number:  000-51842

SEFE, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
20-1763307
(IRS Employer Identification No.)

4700 Sterling Dr., Boulder, Colorado 80301
(Address of principal executive offices)

480-294-6407
(Registrant's Telephone number)

6821 E. Thomas Road, Scottsdale, AZ 85251
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Director

On April 16, 2012, the Registrant appointed Mr. Donald C. Johnston as a member of its Board of Directors. Mr. Johnston currently serves as the Registrant's CEO and CFO; he has been a CPA for over 30 years and served as a senior executive for several companies over the past 2 decades. Recently, he served as the Chief Financial Officer for Acme Lift Company, LLC in Mesa, Arizona. Over the past 2 1/2 years, he led the team that raised over $75 million from Wall Street to recapitalize the business. Previously, Mr. Johnston was a partner and Chief Financial Officer of Schaefer-Smith-Ankeney Insurance Agency, LLC (SSA) in Phoenix, Arizona. He was a member of the executive team that sold the agency to BBVA/Compass. Prior to working for SSA, Mr. Johnston and another executive purchased Standard Printing Company, Inc. in a leveraged buyout. After the transaction, he took on the role of CFO. Mr. Johnston has worked in public accounting for over 10 years performing accounting, assurance and tax work for Big 8 and local accounting firms.

Departure of Director

On April 13, 2012, Mr. David Ide resigned as a Director of the Registrant's board. Mr. Ide was elected the Company's board on July 17, 2010 and served on the nomination and compensation committees respectively since September 2011. Mr. Ide was an architect of the organization's "build around" strategy for intellectual property advancement which, with fellow original founders and Boulder, CO scientists, delivered to the company four (4) issued United States patents and twenty-one (21) pending and provisional applications. Mr. Ide will continue to serve the company in an advisory capacity having joined the organizations newly formed advisory committee with a continued emphasis on the company's intellectual property pursuits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEFE, INC.

Date:   April 17, 2012
By:	/s/ Donald C. Johnston

Name: Donald C. Johnston
Title: Chief Executive Officer
Date:   April 17, 2012
By:	/s/ Donald C. Johnston

Name: Donald C. Johnston
Title: Chief Financial Officer